FIRST CHARTER CORPORATION                                         Exhibit 11

STATEMENT REGARDING COMPUTATION OF PER SHARE EARNINGS (Unaudited)

                                                       For the Six Months Ended
--------------------------------------------------------------------------------
                                                           June 30,   June 30,
(Dollars in thousands, except per share amounts)            1998       1997
--------------------------------------------------------------------------------
NET INCOME PER SHARE COMPUTED AS FOLLOWS:
BASIC NET INCOME:
1. Net income ....................................     $    6,201      $   5,500
                                                        ========================
2. Weighted average common shares outstanding ....      9,329,106      9,224,101
                                                        ========================
3. Basic net income per share ....................     $     0.66      $    0.60
   (Item 1 Divided by Item 2)                           ========================
DILUTED NET INCOME:
1. Net income ....................................     $    6,201     $    5,500
                                                        ========================
2. Weighted average common shares
      outstanding ................................      9,329,106      9,224,101

3. Dilutive effect arising from
      assumed exercise of stock options ..........        131,228         33,844
                                                        ========================
4. Weighted average common shares and
      equivalent shares outstanding ..............      9,460,334      9,257,945
                                                        ========================
5. Diluted net income per share ..................     $     0.66     $     0.59
      (Item 1 Divided by Item 4)                       =========================


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FIRST CHARTER CORPORATION                                         Exhibit 11
STATEMENT REGARDING COMPUTATION OF PER SHARE EARNINGS (Unaudited)

                                                      For the Three Months Ended
--------------------------------------------------------------------------------
                                                           June 30,   June 30,
(Dollars in thousands, except per share amounts)            1998       1997
--------------------------------------------------------------------------------
NET INCOME PER SHARE COMPUTED AS FOLLOWS:
BASIC NET INCOME:
1. Net income ....................................     $    3,190     $    2,814
                                                       =========================
2. Weighted average common shares outstanding ....      9,347,706      9,233,420
                                                       =========================
3. Basic net income per share ....................     $     0.34     $     0.31
   (Item 1 Divided by Item 2)                          =========================
DILUTED NET INCOME:
1. Net income ....................................     $    3,190     $    2,814
                                                       =========================
2. Weighted average common shares
      outstanding ................................      9,347,706      9,233,420

3. Dilutive effect arising from
      assumed exercise of stock options ..........        123,344         31,432
                                                       =========================
4. Weighted average common shares and
      equivalent shares outstanding ..............      9,471,050      9,264,852
                                                       =========================
5. Diluted net income per share ..................     $     0.34     $     0.30
      (Item 1 Divided by Item 4)                       =========================